EXHIBIT 16.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Forms S-3 (File Nos. 333-237387 and 333-249672) and Form S-8 (File No. 333-239956) of Alta Equipment Group Inc. of our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of Alta Equipment Group Inc. and Subsidiaries as of December 31, 2021 and for each of the years in the two-year period ended December 31, 2021, which is included in this Annual Report on Form 10-K of Alta Equipment Group Inc. for the year ended December 31, 2022.

/s/ UHY LLP

Sterling Heights, Michigan

March 9, 2023